September 17, 2013

Mark D. Hogan
Chairman of the Board
BCB Bancorp, Inc.

Dear Mark,

It is with regret that I resign my seat on the board of BCB Bancorp, Inc. and BCB Community Bank effective September 18, 2013.  I am doing this in light of health issues I am dealing with.

I want to thank you and the other board members for the courtesies extended during my tenure and wish you continued success.

Yours truly,

/s/ Robert A. Hughes
Robert A. Hughes